Exhibit 99.1

ADVANCED MARKETING SERVICES ANNOUNCES
RESIGNATION OF THE COMPANY’S EXECUTIVE VICE PRESIDENT, WHOLESALE MERCHANDISING/DISTRIBUTION

San Diego CA October 18, 2004 — Advanced Marketing Services, Inc. (AMS) (NYSE: MKT), a leading global provider of customized wholesaling and distribution services to book retailers and publishers, today announced the resignation of Kevan M. Lyon, the Company’s Executive Vice President, Wholesale Merchandising/Distribution.

“AMS’s Wholesale Merchandising and Distribution teams are among our company’s strongest parts,” said Bob Bartlett, Chairman of AMS’s Board of Directors. “The Board of Directors has every confidence that our company’s Wholesale Merchandising, Distribution, and Executive management teams will continue to work together to grow our business and maintain our core commitment to exceptional customer service.”

“Ms. Lyon has served AMS for more than 16 years, and the Board of Directors wishes her well in all of her future endeavors,” concluded AMS Board Chairman Bob Bartlett.

ABOUT ADVANCED MARKETING SERVICES, INC.

Headquartered in San Diego, California, Advanced Marketing Services, Inc. (AMS) is a leading global provider of customized wholesaling, distribution and publishing services to the book industry. The Company has operations in the U.S., Canada, Mexico, Singapore, the United Kingdom and Australia and employs approximately 1,400 people worldwide. AMS provides a full range of value-added services that provide its retail customers with book buying advice and expert supply chain management, including advertising and promotional support, to ensure the success of their book programs. The Company’s proprietary Vendor Managed Inventory (VMI) software is a unique tool that allows its book specialists to manage efficiently and effectively the book distribution supply chain for the benefit of its membership warehouse club customers. Publishers Group Worldwide (PGW), the global book distribution arm of AMS, provides independent publishers with exclusive full service English language sales and distribution services.

Recent public announcements about Advanced Marketing Services, Inc. are available on both the Company’s Website, www.advmkt.com, and on Business Wire, www.businesswire.com.

Forward-looking statements in this public announcement are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements that involve risks and uncertainties.

Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the results of the independent audit of the Company’s financial statements, the ongoing internal review, and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company does not assume any duty to update forward-looking statements. Such statements are based on information available as of the date hereof, and are made only as of the date of this public announcement.

CONTACT:

Advanced Marketing Services, Inc.
Lisa Cohen, 310.395.2544 or lisa.cohen32@verizon.net